UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 28, 2008
Integrity Bancshares, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	001-33005	58-2508612

(State of	(Commission File No.)	(IRS Employer
Incorporation)		Identification No.)
11140 State Bridge Road, Alpharetta, Georgia 30022
(Address of Principal Executive Offices, including Zip Code)
(770) 777-0324
(Registrant’s Telephone Number, including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments
     On March 20, 2008, Integrity Bancshares, Inc. (the “Company”) filed a Current Report on Form 8-K reporting, among other things, that the Company anticipated that it would impair a significant portion of its deferred tax assets. At the time of the filing, the Company was unable to determine the amount of this impairment. The Company is filing this Amendment to its previously filed Current Report on Form 8-K to report the amount of the impairment.
     As previously announced by the Company, the Company’s independent auditors have been diligently working towards completing their audit of the Company’s financial statements for the year ended December 31, 2007, but have been unable to complete that audit to date. As a result, the Company has been unable to file its Annual Report on Form 10-K for the year ended December 31, 2007 or any Quarterly Reports on Form 10-Q for periods ended after December 31, 2007. On April 30, 2008, the Company filed a Current Report on Form 8-K that referred investors to the information contained in the Reports of Condition and Income (“Call Reports”) that Integrity Bank, the Company’s wholly owned commercial banking subsidiary, files with the Federal Deposit Insurance Corporation (the “FDIC”), and also described the inherent limitations in relying upon the information contained in those Call Reports. The Bank’s Call Reports can be found on the FDIC’s Internet website, which is located at www.fdic.gov. The contents of the FDIC’s Internet website are not incorporated by reference into, and are not otherwise a part of, this Report.
     Deferred tax assets are recorded at the amount determined to be more likely than not realizable. A valuation allowance is recorded to offset the portion of the deferred tax assets that is not considered to be more likely than not realizable. In connection with the preparation and filing of the Bank’s Call Report for the second quarter of 2008, the Company determined that, because it has experienced significant net losses during 2007 and 2008 to date, it will not be able to realize any of the value of the deferred tax assets. Accordingly, the Company is impairing the full value of its deferred tax assets.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

August 28, 2008	INTEGRITY	BANCSHARES, INC.

	By:	/s/ Suzanne Long Suzanne Long
SVP and Chief Financial Officer